UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

October 4, 2024

Research Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other Jurisdiction of Incorporation)

1-39256	11-3797644
(Commission File Number)	(IRS Employer Identification No.)

N/A

(Address of Principal Executive Offices and zip code)

(310) 477-0354

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each Exchange on which registered
Common stock, $0.001 par value	RSSS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2024, the Registrant entered into an Employment Agreement with Roy W. Olivier (the “Olivier Agreement”) governing Mr. Olivier’s continuing employment as the Registrant’s Chief Executive Officer and President, and as the Chief Executive Officer and President of the Registrant’s subsidiaries as requested by the Registrant’s board of directors. Mr. Olivier will receive an annual base salary of $425,000 and is eligible to participate in the Registrant’s executive bonus plan as determined by the Registrant’s Board of Directors. Upon the termination of Mr. Olivier employment for any reason, Mr. Olivier will receive his accrued but unpaid salary and vacation pay through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time, any earned but unpaid bonus, and the reimbursement of documented, unreimbursed expenses incurred prior to such date. Upon the Registrant’s termination of Mr. Olivier employment without Cause (as defined in the Olivier Agreement) or upon Mr. Olivier’s termination of his employment for Good Reason (as defined in the Olivier Agreement), Mr. Olivier shall also receive cash payments (based on his base salary pro-rated for the applicable period) over the 18-month period following the termination date. Mr. Olivier will also receive a pro-rated bonus, if any, payable at the same time that the bonus would be paid if he had remained employed. All payments to Mr. Olivier under the Olivier Agreement are subject to withholding of applicable taxes. Mr. Olivier will also be subject to non-solicitation and non-competition covenants for a period of two years following the termination of his employment with the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH SOLUTIONS, INC.

Date: October 4, 2024	By:	/s/ William Nurthen
William Nurthen
Chief Financial Officer